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                                                                    EXHIBIT 99.1

                          KENT ELECTRONICS CORPORATION
                        STOCK OPTION PLAN AND AGREEMENT
               FOR EXECUTIVE VICE PRESIDENT OF SALES-DISTRIBUTION


       1. Grant. Under the terms, provisions, and conditions of this Stock Option Plan and Agreement by and between Kent Electronics Corporation (the "Company"), and Larry D. Olson (the "Optionee"), the Company hereby grants to Optionee the option to purchase 37,500 shares of the Company's Common Stock, without par value (the "Stock"), at the option price specified herein, subject to adjustment as provided herein (the "Option"). The Option is not an "incentive stock option" as described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

       2. Duration of Option and Option Price. The Option shall be for a term commencing on the date hereof and ending fifteen (15) years from the date hereof. The option price payable by the Optionee upon exercise of the Option as to each share subject to the Option will be $14.50, which equals one-half of the closing price of one share of the Stock, as reported by the New York Stock Exchange, on the date hereof.

       3. Amount Exercisable and Schedule of Exercisability. Except as otherwise provided herein, this Option may be exercised as to 3,750 shares, on and after May 1, 1999; as to an additional 7,500 shares, on and after May 1, 2000; as to an additional 11,250 shares, on and after May 1, 2001; and as to all remaining shares, on and after May 1, 2002. This Option shall immediately become fully vested and exercisable as to all shares subject hereto upon the death or Disability (as hereinafter defined) of Optionee, or upon the occurrence of a "Change in Control" (as hereinafter defined), or upon the Company's termination of its employment of Optionee at the election of the Company, or upon Optionee's termination of his employment by the Company for "Good Reason" (as defined herein at Section 11), or such earlier date as set forth in Section 9 hereof. The Option may be exercised, so long as it is valid and outstanding, from time to time in whole (as to shares then exercisable) or in part; provided, however, no fractional shares of Stock shall be issued. The Option is cumulative, and may be exercised as to any or all shares of Stock covered hereby from and after the time it becomes exercisable as to such shares through the date of termination of the Option.

       4.     Exercise of Options.  The Option shall be exercisable, in whole or in part, by the delivery of written notice to the Company setting forth the number of shares of Stock with respect to which the Option is to be exercised. In order to be effective, such written notice shall be accompanied at the time of its delivery to the Company by payment of the option price for such shares of Stock, which payment shall be made (a) in cash or by personal check, cashier's check, certified check, or postal or express money order payable to the order of the Company in an amount (in United States dollars) equal to the option price multiplied by the number of shares of Stock with respect to which the Option is exercised or (b) in shares of Stock as set forth in this Section
4.  Such notice may be delivered in person or by messenger or courier service to the Secretary of the Company, or shall be sent by registered mail, return receipt requested, to the Secretary of the Company, and in all such cases delivery shall be deemed to have been made on the date such notice is received.
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       At the time when the Optionee (or other holder of the Option pursuant to
Section 5) makes payment to the Company for the shares of Stock issuable upon the exercise of the Option, the Company may require the Optionee to pay to the Company an additional amount equal to any federal, state or local taxes (which the Company deems necessary or appropriate to be withheld in connection with the exercise of such Option) in such forms of payment as are described in the first paragraph of this Section 4. In the event that Optionee does not pay to the Company any such amount required for withholding taxes, to the extent applicable, the employer (for payroll tax purposes) of Optionee shall have the right to withhold such required amount from any sum payable, or to become payable, to Optionee, upon such terms and conditions as the Company in its discretion shall prescribe.

       Payment of the option price may be made, in whole or in part, in shares of Stock previously held by the Optionee (or other holder of the Option pursuant to Section 5). If payment is made in whole or in part in shares of Stock, then the Optionee (or other holder of the Option pursuant to Section 5) shall deliver to the Company, in payment of the option price of the shares of Stock with respect to which such Option is exercised, (i) certificates registered in the name of such Optionee (or other holder of the Option pursuant to Section 5) representing a number of shares of Stock legally and beneficially owned by such Optionee (or other holder of the Option pursuant to Section 5), free of all liens, claims and encumbrances of every kind, such certificates to be accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates; and (ii), if the option price of the shares of Stock with respect to which such Option is to be exercised exceeds the fair market value of such shares of Stock, cash or a personal check, cashier's check, certified check, or postal or express money order payable to the order of the Company in an amount (in United States dollars) equal to the amount of such excess. If the fair market value of such Shares of Stock delivered to the Company exceeds the option price of the shares of Stock with respect to which such Option is to be exercised, the Company shall promptly deliver, or cause to be delivered, to Optionee a replacement share certificate representing the number of shares of Stock in excess of those surrendered in payment of the option price.

       As promptly as practicable after the receipt by the Company of (i) such written notice from the Optionee (or other holder of the Option pursuant to Section 5) setting forth the number of shares of Stock with respect to which such Option is to be exercised, (ii) payment of the option price of such shares in the form required by the foregoing provisions of this Section 4, and (iii) an amount equal to any federal, state or local taxes which the Company deems necessary or appropriate to be withheld incident to the exercise of the Option, the Company shall cause to be delivered to such Optionee (or other holder of the Option pursuant to Section 5) certificates representing the number of shares of Stock with respect to which such Option has been so exercised.

       All proceeds received pursuant to the exercise of the Option shall be added to the general funds of the Company to be used for any corporate purpose.





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       For purposes of determining the value of shares of Stock delivered in payment of all or any portion of the option price pursuant to this Section 4, the "fair market value" of such shares shall equal the average of the daily averages of the high and low sales price per share of the Stock as reported by the New York Stock Exchange (or such other principal exchange or market on which the Stock is traded as of the applicable dates) on each day on which such trades are reported of the five trading days prior to Optionee's exercise of the Option.

       5. Transferability of Option. The Option shall not be subject to sale, assignment or transfer, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code. The designation of a beneficiary by Optionee shall not constitute a transfer. The Option shall be exercisable (i) during Optionee's lifetime, only by Optionee (or in the event of his incapacity, by his legal representative) or
(ii) following Optionee's death, by such persons as set forth in Section 6.

       6. Termination of Options in Certain Cases. In the event of the death of the Optionee while in the employ of the Company (or while affiliated with the Company in the discretion of the Board), the Option shall become fully vested and shall terminate on the earlier of (i) the date of expiration of the Option, or (ii) twelve (12) months following the date of Optionee's death. After the death of the Optionee, his executors, administrators or any person(s) to whom the Option was transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the expiration of the period described in the first sentence of this paragraph, to exercise the Option.

       If, before the date of expiration of the Option, the Optionee shall be retired in good standing from the employ of the Company (or from another affiliation with the Company in the discretion of the Board) including retirement for reasons of Disability, the Option shall terminate on the earlier of (i) the date of expiration of the Option, or (ii) three (3) years following the date of such retirement. As used herein, the term "Disability" shall mean a total and permanent disability resulting from a mental or physical incapacity which prevents Optionee from performing the full scope of his duties for the Company (as such duties exist on the date immediately prior to the occurrence of such incapacity) and lasting or expected to last for a period of at least 180 days. Disability shall be determined in good faith by the Board of Directors of the Company based on the opinion of a licensed physician. In the event of such retirement, the Optionee (or, in the event of his incapacity, his legal representative) shall have the right, at any time prior to the expiration of the period described in the first sentence of this paragraph, to exercise the Option to the same extent to which he was entitled to exercise it immediately prior to such retirement (and, in the case of retirement for Disability or under circumstances constituting a termination of Optionee's employment by the Company at the Company's election, the Option shall fully vest and become exercisable, as set forth herein).

       If, before the date of expiration of the Option, the Optionee's employment by the Company shall be terminated by the Company at its election, or shall be terminated by Optionee for Good Reason, this Option shall immediately vest fully and become exercisable as to all shares covered hereby. In such event, Optionee shall have the right to exercise the Option at





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any time prior to the earlier of (i) the date of expiration of the Option or
(ii) twelve (12) months following the date of such termination of employment.

       If, before the date of expiration of the Option, the Optionee's employment or other affiliation with the Company terminates at the election of Optionee for any reason other than Good Reason (other than in connection with Optionee's retirement in accordance with the second paragraph of this Section
6), the Option shall terminate on the earlier of (i) the date of expiration of such Option, or (ii) ninety (90) days after the date of termination of the Optionee's employment or other affiliation with the Company. In such event, the Option shall be exercisable and shall vest as to all shares that, pursuant to the schedule set forth in Section 3 hereof, become exercisable on or prior to the date of termination of the Option.

       For purposes of this Stock Option Plan and Agreement, employment by the Company shall include employment by any subsidiary of the Company.

       7. No Rights as Shareholder. No holder of the Option shall have any rights as a shareholder with respect to shares covered by the Option until the date of exercise of the Option as to such shares; and, except as otherwise provided in Section 9 hereof, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of such exercise.

       8. Employment or Affiliation Obligation. The grant of this Option shall not impose upon the Company any obligation to employ or to continue any employment or other affiliation with the Optionee. The right of the Company to terminate its employment or affiliate relationship with any person, including the Optionee, shall not be diminished or affected by reason of the fact that this Option has been granted.

       9. Changes in the Company's Capital Structure. The existence of the Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of, or affecting,the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

       The number of shares covered by this Option and the price per share thereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from the subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend or any other increase in such shares effected without receipt of consideration by the Company or any other decrease therein effected without a distribution of cash, property, or other securities in connection therewith.





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       If (i) the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation or where the Stock is converted into other securities, cash or other property in connection with such merger or consolidation, (ii) the Company is recapitalized in such a manner that shares of Stock are converted into or exchanged for other securities of the Company, (iii) the Company sells or otherwise disposes of substantially all its assets to another person, corporation or entity, or (iv) a tender offer is announced that, if successfully completed, would result in a Change in Control, then in any such case, on a date at least 30 days prior to the effective date of any such merger, consolidation, recapitalization, exchange, sale or acquisition or tender offer (or, in the case of such tender offer, on such later date as is practicable, but in any such case at least ten days prior to the termination of such tender offer), as the case may be, any limitations as to amount exercisable each year shall be modified so that Option from and after such date shall be exercisable in full. In addition, with respect to any event described in the preceding sentence, after the effective date of such merger, consolidation, recapitalization, exchange, sale or acquisition, as the case may be, Optionee shall be entitled, upon exercise of such Option to receive in lieu of shares of Stock, shares of such stock or other securities of the Company or the surviving or acquiring corporation or such other property at the rate per share as the holders of shares of Stock received pursuant to the terms of the merger, consolidation, exchange, recapitalization, sale or acquisition.

       Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class or securities convertible into shares of stock of any class for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of shares of Stock then subject to the Option.

       10. Change in Control. A "Change in Control" shall be deemed to have occurred on the earliest of the following dates:

              (i) The date any entity or person (including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) shall have become the beneficial owner of, or shall have obtained voting control over, thirty percent (30%) or more of the outstanding common shares of the Company;

              (ii) The date the shareholders of the Company approve a definitive agreement (A) to merge or consolidate the Company with or into another corporation, in which the Company is not the continuing or surviving corporation or pursuant to which any common shares of the Company would be converted into cash, securities or other property of another corporation, other than a merger of the Company in which holders of common shares immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of substantially all the assets of the Company; or





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              (iii)  The first date as of which Continuing Directors (as defined in Article IX of the Company's Articles of Incorporation) fail to constitute a majority of the members of the Company's Board of Directors.

       11. Termination of Employment by Optionee for Good Reason. For purposes of this Stock Option Plan and Agreement a termination of Optionee's employment for "Good Reason" shall be deemed to occur if Optionee tenders his resignation to the Board of Directors after there has been a significant and material diminishment in the nature and scope of the authority, power, function and duty attached to Optionee's management position with the Company as of the effective date of this Agreement (which shall include, but not be limited to, the appointment of any officer to whom Optionee shall report other than the Chairman of the Board and Chief Executive Officer or the President and Chief Operating Officer), and such diminishment lasts for at least thirty (30) consecutive days and is not cured or corrected by the Company within ten (10) days after Optionee provides notice of same to the Company pursuant to the notice provisions hereof. Executive's termination of his employment with the Company for Good Reason may take place at any time after the events set forth in the preceding sentence have occurred, and such termination need not be effected within any specified time period after the occurrence of such events. Such termination for Good Reason shall result in the Option immediately becoming fully vested and exercisable as to all shares covered hereby.

       12. Limited Stock Appreciation Rights. Notwithstanding any other provisions in this Stock Option Plan and Agreement, upon the occurrence of any Change in Control, and thereafter so long as this Option is in effect, Optionee shall have the right to require the Company (or if the Company is not the survivor of a merger, consolidation or reorganization, such survivor) to purchase from him any or all unexercised options granted under this Stock Option Plan and Agreement at a purchase price equal to (i) the excess of the Change in Control Price (as hereinafter defined) per share over the option price per share multiplied by (ii) the number of shares subject to the Option specified by the Optionee for purchase in a written notice to the Company or such survivor, addressed to the attention of the Corporate Secretary.

       For purposes of this Stock Option Plan and Agreement, the term "Change in Control Price" of shares of Stock shall mean (a) except in the case of a Change in Control that results from a merger, consolidation or reorganization in which the Company is not the survivor or shares of Stock are converted into cash or other securities or other assets (a "Termination Merger"), the higher of (I) the highest sales price per share of the Stock on the New York Stock Exchange (or if the Company's Stock is not then traded on the New York Stock Exchange, on the principal exchange or market where such Stock is actively traded) on the trading days during the thirty (30) days immediately preceding the date the Optionee so notified the Company of his election pursuant to the preceding paragraph or (II) the highest sales price per share of the Stock on the New York Stock Exchange (or if the Company's Stock is not then traded on the New York Stock Exchange, on the principal exchange or market where such stock is actively traded) on the trading days during the thirty (30) days immediately preceding the date of the Change in Control; and (b) in the case of a Change in Control that results from a Termination Merger, the higher of (I) the fair market value of the consideration receivable per share by holders of Stock





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of the Company in such Termination Merger (which fair market value as to any securities included in such consideration shall be the highest sales price per unit of such security on the principal exchange or market where such security is actively traded on the trading days during the thirty (30) days immediately preceding the date of the Termination Merger, and as to any such security not actively traded in any market, and as to all other property included in such consideration, shall be the fair market value determined by the Committee (hereinafter defined) in good faith exercised in a reasonable manner) or (II) the amount determined pursuant to clause (a)(II) of this Section 12. The amount payable to Optionee by the Company or the survivor in a Termination Merger, as the case may be, shall be paid in cash or by certified check, and shall be reduced by the amount of any taxes required to be withheld.

       13. Administration. This Stock Option Plan and Agreement shall be administered by a committee of at least two persons to be appointed by the Board of Directors of the Company (the "Committee"). All members of the Committee shall be persons who are "disinterested persons," as set forth in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto ("Rule 16b-3"). Meetings shall be held at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before the meeting. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under this Stock Option Plan and Agreement, except those resulting from his own gross negligence or willful misconduct.

       14. Notices. Any notice, consent, request or other communication ("Notice") required or permitted to be given hereunder shall be in writing. Such Notice shall be (a) personally delivered or delivered by messenger, or (b) mailed by certified mail, return receipt requested, postage prepaid, or (c) sent by telecopy or the equivalent (provided, however, that the original Notice of which a facsimile has been transmitted shall in all cases be delivered to the addressee within two (2) business days following such transmission). Notices given hereunder shall be addressed as follows:

       If to Company:                             If to Optionee:

       Kent Electronics Corporation               Larry D. Olson
       7433 Harwin Drive                          Kent Electronics Corporation
       Houston, Texas  77036                      7433 Harwin Drive
       Attention:    Secretary                    Houston, Texas  77036

       Any Notice given in accordance herewith shall be deemed effective and to have been received by the party to whom such Notice is directed (a) upon delivery, if delivered personally or by messenger or sent by telecopy or the equivalent, or (b) three (3) days after the date of deposit in the U.S. Mail, if sent by mail and the return receipt is received by the sender, or





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upon actual receipt by the party receiving Notice in the event that such return receipt is not received by the sender.

       15. Amendment. This Stock Option Plan and Agreement may be modified or amended only by a written instrument executed by Company and Optionee, and any such modification or amendment may be authorized on behalf of the Company by the Committee; provided, however, that so long as Optionee and the Company desire that this Stock Option Plan and Agreement comply with Rule 16b-3, or any successor or similar provisions thereto, any such amendment that would require the vote or approval of a specified percentage of the Company's shareholders in order to assure that this Stock Option Plan and Agreement complies with Rule 16b-3, or any successor or similar provisions thereto, shall only be made upon obtaining such required shareholder vote, or taking such other action in connection with such amendment as the Board of Directors or such authorized Committee deems advisable to operate this Stock Option Plan and Agreement in accordance with Rule 16b-3 or such successor or similar rule. However, no termination or amendment of this Stock Option Plan and Agreement may, without the consent of the Optionee, adversely affect the rights of Optionee as to any portion of the Option then outstanding.

       16. Severability. In the event that any provision of this Stock Option Plan and Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions hereof, and this Stock Option Plan and Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

       17. Gender, Tense and Headings. Whenever the context so requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and are not to be interpreted as part of the construction of this Stock Option Plan and Agreement.

       18. Governing Law. The provisions of this Stock Option Plan and Agreement shall be construed according to the laws of the State of Texas, except as superseded by federal law. This Agreement is performable in Harris County, Texas. In the event that any dispute arises under this Agreement, the Optionee shall have the right, in addition to all other rights and remedies provided by law, at his election to seek arbitration in Houston, Texas under the rules of the American Arbitration Association by serving a notice to arbitrate upon the Company, or to institute a judicial proceeding in a court of competent jurisdiction located in Harris County, Texas. In the event that the Company institutes any legal proceeding against the Optionee to resolve a dispute under this Agreement, the Optionee shall have the right either to seek arbitration in Houston, Texas or to institute a judicial proceeding in a court located in Harris County, Texas, as provided in the preceding sentence, and the Company shall dismiss its proceeding or take such other action as may be reasonably requested by the Optionee in order for such proceeding to be brought in the forum selected by the Optionee in accordance with the preceding sentence.





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       19.    Shareholder Approval.  This Stock Option Plan and Agreement is
subject to approval and ratification by the vote of the holders of a majority of shares of Stock present in person or by proxy and entitled to vote at a meeting of shareholders of the Company. If such shareholder approval is not received on or before December 31, 1995, the Option shall be null and void.

       20. Requirement of Bonus Payment In Certain Circumstances. (a) In the event that the Optionee is deemed to have received an excess parachute payment (as such term is defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")) which is subject to the excise taxes (the "Excise Taxes") imposed by Section 4999 of the Code in respect of any payment of compensation to the Optionee from the Company pursuant to this Stock Option Plan and Agreement, whether in the form of cash, property, stock, stock options, securities or otherwise, the Company shall make the Bonus Payment to the Optionee promptly after the date on which the Optionee received or is deemed to have received any excess parachute payments.

       (b) (i) The term "Bonus Payment" means a cash payment in an amount equal to the sum of (A) all Excise Taxes payable by the Optionee, plus
       (B) all additional Excise Taxes and federal or state income taxes to the extent such taxes are imposed in respect of the Bonus Payment, such that the Optionee shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating any income taxes attributable to the Bonus Payment, the Optionee shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate and, if applicable, at the highest marginal state income tax rate to which the Bonus Payment and the Optionee are subject.

              (ii) An example of the calculation of the Bonus Payment is set forth below: Assume that the Excise Tax rate is 20%, that the highest federal marginal income tax rate is 36% and that the Optionee is not subject to state income taxes. Assume that the Optionee has received an excess parachute payment in the amount of $1,000,000, on which $200,000 in Excise Taxes are payable. The amount of the required Bonus Payment is $454,545.45. The Bonus Payment, less Excise Taxes of $90,909.09 and income taxes of $163,636.36, yields $200,000.00, the amount of the Excise Taxes payable in respect of the excess parachute payment.

       (c) The Optionee agrees to cooperate reasonably with the Company to minimize the amount of the excess parachute payments, including without limitation assisting the Company in establishing that some or all of the payments received by the Optionee contingent on a change described in Section 280G(b)(2)(A)(i) of the Code are reasonable compensation for personal services actually rendered by the Optionee before the date of such change or to be rendered by the Optionee on or after the date of such change. In the event that the Company is able to establish that the amount of the excess parachute payments is less than originally anticipated by





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the Optionee, the Optionee shall refund to the Company any excess Bonus Payment to the extent not required to pay Excise Taxes or income taxes (including those incurred in respect of the payment of the Bonus Payment). Notwithstanding the foregoing, the Optionee shall not be required to take any actions which his tax advisor advises him in writing (i) is improper or (ii) exposes the Optionee to material personal liability, and the Optionee may require the Company to deliver to the Optionee an indemnification agreement in form and substance satisfactory to the Optionee as a condition to taking any action required by this Section 20.

       (d) The Company shall make any payment required to be made under this Agreement in cash and on demand. Any payment required to be paid by the Company under this Agreement which is not paid within five days of receipt by the Company of the Optionee's demand therefor shall thereafter be deemed delinquent, and the Company shall pay to the Optionee immediately upon demand interest at the highest nonusurious rate per annum allowed by applicable law from the date such payment becomes delinquent to the date of payment of such delinquent sum.

       (e) In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import ("Successor Provisions"), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that the Optionee is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 or any Successor Provisions had not been imposed.

       (f) There shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments required under this Section 20 to the Optionee provided for in this Agreement. No right or interest to or in any payments required under this Section 20 shall be assignable by the Optionee; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiary" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Optionee's estate. No right, benefit or interest under this Section 20 shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

       21. Successors to the Company. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the





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
Company, including, without limitation, any corporation or other entity acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

       IN WITNESS WHEREOF, this Stock Option Plan and Agreement is executed, subject to shareholder approval as set forth herein, effective as of the 8th day of May, 1995.



                                           KENT ELECTRONICS CORPORATION


                                           By: /s/ MORRIE K. ABRAMSON
                                              ---------------------------------
                                                  Morrie K. Abramson, Chairman
                                                  and Chief Executive Officer


                                           OPTIONEE


                                            /s/ LARRY D. OLSON
                                           ------------------------------------
                                           Larry D. Olson





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